FOR IMMEDIATE RELEASE

MEDIX RESOURCES, INC.  REPAYS
GLOBAL MED TECHNOLOGIES, INC.

Denver, May 4, /PRNewswire/ -- Medix Resources, Inc. (OTC Bulletin Board: MDIX - news) today announced the payment, in full, by its wholly-owned subsidiary, Cymedix Lynx Corporation, of a secured loan from Global Med Technologies, Inc. (Global Med). On April 29, Medix elected to terminate negotiations with Global Med regarding alternative methods of debt repayment and the next day presented a check in the amount of $366,850 to the attorneys representing Global Med in full satisfaction of the debt.

John P. Yeros, Medix's CEO and Chairman of the Board stated, " Cymedix is experiencing an exciting period in its history. Our organization is working towards the launch of a software communication technology product to our customers in the healthcare enterprise with a unique opportunity for rapid growth and expansion. The payment of the Global Med debt is another step in improving our company and the opportunities available to us."

Cymedix is a healthcare communications technology and data integration company that provides connectivity solutions through an E-commerce model to physicians, industry service providers and health plan insurers. Cymedix.com, the company's software product introduction, employs Internet technology to enable industry participants to effectively communicate vital medical, financial and administrative information over private, secure networks. Utilization of Cymedix.com is expected to expedite standard administrative transactions, simplify communications, improve patient care and reduce the cost of that care throughout the healthcare enterprise.

Denver based Medix Resources, Inc. is engaged through its wholly owned subsidiary Cymedix Lynx Corporation of Thousand Oaks, California, in providing several fully secure patent-pending Internet medical communications products, using an E-commerce business model. Historically, the company's core business has been providing skilled nursing, therapy, rehabilitation and other medical personnel for flexible staffing in home care and in a broad spectrum of healthcare and educational facilities. **** "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: the Statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10-KSB for 1998 that was filed with the Securities and Exchange Commission on April 12, 1999. Such information is available from the SEC or from the Company.

Company Contact:
John P. Yeros       Gene Martineau
303-741-2045        212-348-1880